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                                                                      EXHIBIT 11.1

                                     THE NEIMAN MARCUS GROUP, INC.


Computation of weighted  average number of  shares outstanding used in  determining primary and fully diluted earnings per share:



(Shares in 000's)               Thirty-nine Weeks Ended  Thirteen weeks Ended
                                  May 3,    April 27,       May 3,  April 27,
                                    1997         1996         1997       1996
Primary

1. Weighted average number of
   common shares outstanding      46,259       37,998       49,873     38,003


2. Assumed exercise of certain
   stock options based on
   average market value              180          186          153        221


3. Weighted average number of
   shares used in primary per
   share computations             46,439       38,184       50,026     38,224




Fully diluted (A)

1. Weighted average number of
   common shares outstanding     46,259       37,998       49,873     38,003

2. Assumed exercise of all
   dilutive options based on
   higher of average or
   closing market value             180          212          153        268

3. Weighted average number of
   shares used in fully diluted
   per share computations        46,439       38,210       50,026     38,271




(A)   This calculation is submitted in accordance with Securities Exchange Act of l934
      Release No. 9083 although not required by Footnote 2 to Paragraph l4 of APB
      Opinion No. l5 because it results in dilution of less than 3%.
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